EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-53928) and Form S-8 (File No. 333-56269) of our report dated February 7, 2001, except for Note 18b as to which the date is March 27, 2001, relating to the consolidated financial statements of Scios Inc. which appear in this Form 10-K.

PricewaterhouseCoopers LLP
San Jose, California
March 29, 2001